Exhibit 10.2

Lehman Brothers Holdings Inc.

745 Seventh Avenue

New York, New York  10019

29 September 2008

Dear Sirs

Re: Sale of certain assets and the transfer of certain employees of the Lehman Brothers Group in the Asia-Pacific region

We refer to the proposed sale, pursuant to an asset sale agreement to be dated on or about the date of this letter, a copy of the form of which is attached, between Nomura Holdings Inc. (“NHI”), certain subsidiaries (the “Sellers”) of Lehman Brothers Holdings Inc. (“LBHI”), and certain insolvency officers (the “Insolvency Officers”) in Hong Kong, Singapore and Australia (the “Asset Sale Agreement”), pursuant to which: (i) leases for real property occupied by certain of the Sellers will be assigned to NHI or its affiliates; (ii) certain fixed assets located in such properties will be sold to NHI; and (iii) certain employees of the Sellers will be made an offer of employment by one or more affiliates of NHI (the “Transaction”).

We have been informed by the Sellers (and nothing has come to our attention to contradict such information) that the Transaction does not involve any sale of the directly owned assets of LBHI nor does it involve the offer of employment by NHI or its affiliates to any employees of LBHI other than possibly one or more employees of LBHI who are currently on secondment to the Lehman Brothers group companies in Asia (including Australia and India), the total number of which does not exceed 74 as at the date of this letter (the “Transferred Secondees”), who may or may not be transferred to NHI or its affiliates in connection with the Transaction.

NHI shall extend, or cause its subsidiaries to extend, to LBHI rights to access books and records relating to any Transferred Secondees and Transferred Employees Records and Transferred Sale Assets Records or Retained Records (each as defined in the Asset Sale Agreement) that may come into the possession or control of NHI or its subsidiaries (whether maintained in paper, electronic or any other form) in connection with the Transaction on the same terms and conditions as the equivalent rights of a Seller under the Asset Sale Agreement, provided that any such access shall be subject to the confidentiality obligations contained in the Asset Sale Agreement.

We have been informed by the Sellers (and nothing has come to our attention to contradict such information) that, as a result of the Transaction: (i) no intellectual property of any Seller is to be sold, licensed or otherwise transferred, or ownership of any securities trading position or investment owned by any Seller is to be transferred, to NHI or any of its affiliates;  (ii) there will be no change in the ownership of or transfer of any of the assets of Lehman Brothers U.K. Holdings (Delaware) Inc. or any of its subsidiaries; and (iii) none of the assets to be acquired were used in the conduct, in the ordinary course as conducted before September 13, 2008, of the business of the “Investment Management Division” of the Lehman Brothers group of companies.  Certain transitional services arrangements between LBHI and NHI in connection with the Transaction will be set out in separate agreements.

Each of LBHI and NHI agrees not to bring any claim against each other or their respective affiliates in respect of the Transaction (other than under this letter).

We should be grateful if you would confirm that you are aware of the existence of the Transaction and acknowledge that you have no objection to the Sellers entering into the Transaction on the terms specified in the Asset Sale Agreement by signing and returning a copy of this letter.

Yours faithfully

Nomura Holdings Inc.

By:	/s/ Takumi Shibata
Name:
Title:

Please sign and date the enclosed copy of this letter to acknowledge your acceptance of its terms.

Lehman Brothers Holdings Inc.

By:	/s/ James P. Fogarty

Name: James P. Fogarty
Title: Executive Vice President
Date: September 29, 2008